                                                                     EXHIBIT 3.6



                          CERTIFICATE OF DESIGNATION

                                    OF THE

                     CONVERSION PREFERRED STOCK, SERIES B
                           (Par Value $1 Per Share)

                                      OF

                           THE TIMES MIRROR COMPANY

                            ______________________

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                            ______________________


          The undersigned duly authorized officer of The Times Mirror Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

          WHEREAS, the Board of Directors of the Corporation is authorized to fix, by resolution or resolutions for each series of Preferred Stock of the Corporation (the "Preferred Stock"), the number of shares constituting such series and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized Committee thereof under the General Corporation Law of the State of Delaware;

          WHEREAS, the Board of Directors of the Corporation on December 16, 1994 adopted resolutions authorizing a new series of Preferred Stock designated as Conversion Preferred Stock, Series B; and

          WHEREAS, it is the desire of the Board of Directors, to fix the number of shares constituting a series of Preferred Stock and the designations and powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of such series as set forth below.

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

          1.   Designation.  The designation of the series of Preferred Stock
               -----------
authorized by this resolution shall be Conversion Preferred Stock, Series B (the "Series B Preferred Stock") consisting of 25,000,000 shares.

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          2.   Rank.  The Series B Preferred Stock shall, with respect to
               ----
dividend rights and rights upon liquidation, dissolution and winding up of the Corporation, rank prior to the Series A Common Stock, par value $1 per share (the "Series A Common Stock"), the Series B Common Stock, par value $1 per share (the "Series B Common Stock"), and the Series C Common Stock, par value $1 per share (the "Series C Common Stock" and together with the Series A Common Stock and Series B Common Stock, the "Common Stock"), of the Corporation and on a parity with the Cumulative Redeemable Preferred Stock, Series A, par value $1 per share (the "Series A Preferred Stock), of the Corporation to be issued to certain stockholders of the Corporation pursuant to that certain Amended and Restated Exchange and Registration Rights Agreement dated as of December 16, 1994. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior, including the Common Stock, are collectively referred to herein as the "Junior Securities," all equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity, including the Series A Preferred Stock, are collectively referred to herein as the "Parity Securities" and all equity securities of the Corporation (other than convertible debt securities) to which the Series B Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise, are collectively referred to herein as the "Senior Securities." The Series B Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities, subject to the limitations thereon provided for in paragraphs (6)(d) and (6)(e).

          3.   Dividends.
               ---------

          (a) The holders of outstanding shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends accruing at the per share rate of 6.5% ($1.374) per annum (the "Dividend Rate") and no more, payable in arrears on each March 15, June 15, September 15 and December 15, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on June 15, 1995. Notwithstanding the foregoing, the Dividend Rate in effect for the period ending on the first Dividend Payment Date shall be that percentage that would result in an accrued dividend for such period equal to the dividend that would have accrued at the regular Dividend Rate if the Series B Preferred Stock had been issued on March 1, 1995. If any Dividend Payment Date is not a business day (as defined in paragraph (4)(h)(i)), then the Dividend Payment Date shall be on the next succeeding day that is a business day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series B Preferred Stock shall accrue (whether or not declared) on a daily basis from the previous Dividend Payment Date, except that the first dividend shall accrue from the date of issuance of the Series B Preferred Stock. Accrued and unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of the Series B Preferred Stock on the Mandatory Conversion Date (as defined in paragraph (4)(a)) or on the Settlement Date (as defined in paragraph (4)(h)(vi)), in the event of their earlier redemption or conversion, unless the Corporation shall default in delivering the shares of Series A Common Stock or other kind of security or other property and cash, if any, payable by the Corporation upon such redemption or conversion pursuant to paragraph (4). Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series B Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

          (b) No full dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full

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

cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Series B Preferred Stock through the most recent Dividend Payment Date. If any dividends are not paid or set apart in full, as aforesaid, upon the shares of the Series B Preferred Stock and any Parity Securities, all dividends declared upon the Series B Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such Parity Securities bear to each other. Unless full cumulative dividends, if any, accrued on all outstanding shares of the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment through the most recent Dividend Payment Date, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Common Stock or any other Junior Securities), nor shall any Common Stock or any other Junior Securities be redeemed, purchased or otherwise acquired for any consideration, nor may any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such securities, by the Corporation, except by conversion into or exchange for Junior Securities. Holders of the shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in paragraph (3)(a).

          (c) Subject to the foregoing provisions of this paragraph (3) and paragraph (4)(d), the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may redeem, purchase or otherwise acquire out of funds legally available therefor any Junior Securities, and the holders of the shares of the Series B Preferred Stock shall not be entitled to share therein.

          (d) Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series B Preferred Stock.

          (e) All dividends paid with respect to shares of the Series B Preferred Stock pursuant to this paragraph (3) shall be paid pro rata to the holders entitled thereto.

          (f) Holders of shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in this paragraph (3) in preference to and in priority over any dividends upon any of the Junior Securities.

          4.   Redemptions or Conversions.
               --------------------------

          (a)  Conversion on Mandatory Conversion Date.  Subject to the rights
               ---------------------------------------
of Parity Stock, unless earlier called for redemption in accordance with the provisions hereof, on March 31, 1998 (the "Mandatory Conversion Date"), each outstanding share of the Series B Preferred Stock shall automatically convert into:

               (i) shares of Series A Common Stock at the Common Equivalent Rate (determined as provided in this paragraph (4)) in effect on the Mandatory Conversion Date; and

               (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Series B Preferred Stock to and including the Mandatory

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

     Conversion Date, whether or not declared, out of funds legally available for the payment of dividends (and dividends shall cease to accrue on such share as of the Mandatory Conversion Date).

          (b)  Conversion Upon the Occurrence of Certain Events.  Subject to the
               ------------------------------------------------
rights of Parity Stock, immediately prior to the effectiveness of a Fundamental Transaction (as defined in paragraph (4)(h)(iv)), each outstanding share of the Series B Preferred Stock shall automatically convert into:

               (i) shares of Series A Common Stock at the Common Equivalent Rate in effect immediately prior to the effectiveness of such Fundamental Transaction; plus

               (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of the Series B Preferred Stock to and including the Settlement Date, whether or not declared, out of funds legally available for payment of dividends (and dividends shall cease to accrue on such share as of the Settlement Date); plus

               (iii) the right to receive an amount of cash initially equal to $3.402, declining by $0.003127 on each day following March 23, 1995 (computed on the basis of a 360-day year of twelve 30-day months) to $0.190571 on January 30, 1998, and equal to zero thereafter, in each case determined with reference to the Settlement Date, out of funds legally available therefor, unless sooner redeemed.

At the option of the Corporation, it may deliver on the Settlement Date in lieu of some or all of the cash consideration described in clauses (ii) and (iii) above, pro rata to the holders of Series B Preferred Stock entitled thereto, a number of shares of Series A Common Stock to be determined by dividing the amount of cash consideration that the Corporation has elected to pay in Series A Common Stock by the Current Market Price (as defined in paragraph (4)(d)(v)) of the Series A Common Stock determined as of the second Trading Date (as defined in paragraph (4)(h)(vii)) immediately preceding the Notice Date (as defined in paragraph (4)(h)(v)).

          (c)  Right to Call for Redemption.  Subject to the rights of Parity
               ----------------------------
Stock, at any time and from time to time prior to the Mandatory Conversion Date, the Corporation shall have the right to call, in whole or in part, the outstanding shares of the Series B Preferred Stock for redemption, subject to the notice provisions set forth in paragraph (4)(i). Upon the redemption date, the Corporation shall deliver to the holders thereof in exchange for each such share called for redemption, the following:

               (i) a number of shares of Series A Common Stock equal to the Call Price (as defined in paragraph (4)(h)(ii)) in effect on the redemption date divided by the Current Market Price of the Series A Common Stock determined as of the second Trading Date immediately preceding the Notice Date; and

               (ii) an amount in cash equal to all accrued and unpaid dividends on such share of Series B Preferred Stock to and including the redemption date (and dividends shall cease to accrue on such share as of such date), whether or not declared, out of funds legally available therefor.

If fewer than all the outstanding shares of Series B Preferred Stock are to be called for redemption, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series B Preferred Stock not previously redeemed by lot or pro rata (as nearly as may be practicable without creating fractional shares) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be equitable. Notwithstanding the use of the words "redeem" or "redemption" in this Certificate of Designation, the exchange of shares of Series B Preferred Stock for shares of Series A Common Stock pursuant to paragraph 4(c)(i) shall be deemed to be a conversion of such shares of Series B Preferred Stock rather than a redemption thereof for purposes of the Delaware General Corporation Law.

          (d)  Common Equivalent Rate; Adjustments.  The Common Equivalent Rate
               -----------------------------------
to be used to determine the number of shares of Series A Common Stock to be delivered on the conversion of the Series B Preferred Stock into shares of Series A Common Stock pursuant to paragraph (4)(a) or paragraph (4)(b) (a "Mandatory Conversion") shall be initially one share of Series A Common Stock for each share of Series B Preferred Stock; provided, however, that such Common
                                            --------  -------
Equivalent Rate shall be subject to adjustment from time to time as provided below in this paragraph (4)(d). All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Series A Common Stock. Such rate as adjusted and in effect at any time is herein called the "Common Equivalent Rate."

               (i) If the Corporation shall do any of the following (an "Adjustment Event"):

                      (A) pay a dividend or make a distribution with respect to Series A Common Stock in shares of Series A Common Stock,

                      (B) subdivide, reclassify or split its outstanding shares of Series A Common Stock into a greater number of shares,

                      (C) combine or reclassify its outstanding shares of Series A Common Stock into a smaller number of shares, or

                      (D) issue by reclassification of its shares of Series A Common Stock any shares of Series A Common Stock other than in a Fundamental Transaction,

     then the Common Equivalent Rate in effect immediately prior to such Adjustment Event shall be adjusted so that the holder of a share of the Series B Preferred Stock shall be entitled to receive on the conversion of such share of the Series B Preferred Stock, the number of shares of Series A Common Stock that such holder would have owned or been entitled to receive after the happening of the Adjustment Event had such share of the Series B Preferred Stock been converted immediately prior to such Adjustment Event. Where the Adjustment Event is a dividend or distribution, the adjustment to the Common Equivalent Rate shall become effective as of the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution; where the Adjustment Event is a subdivision, split, combination or reclassification, the adjustment to the Common Equivalent Rate shall become effective immediately after the effective date of such subdivision, split, combination or reclassification; and any shares of Series A Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Series A Common Stock under clauses (ii) and (iii) below. Such adjustment shall be made successively.

               (ii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Series A Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Series A Common Stock at a price per share less than the Current Market Price of the Series A Common Stock (determined pursuant to paragraph (4)(d)(v)) on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction (A) the numerator of which shall be the number of shares of Series A Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Series A Common Stock offered for subscription or purchase pursuant to such rights or warrants, and (B) the denominator of which shall be the number of shares of Series A Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Series A Common Stock which the aggregate offering price of the total number of shares of Series A Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective as of the close of business on the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Series A Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Series A Common Stock actually delivered. Such adjustment shall be made successively.

               (iii) If the Corporation shall pay a dividend or make a distribution to all holders of its Series A Common Stock of evidence of its indebtedness or other assets (including shares of capital stock of the Corporation (other than Series A Common Stock) but excluding any distributions and dividends referred to in clause (i) above or any cash dividends), or shall issue to all holders of its Series A Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (ii) above), then in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date mentioned below by a fraction (A) the numerator of which shall be the Current Market Price of the Series A Common Stock (determined pursuant to paragraph (4)(d)(v)) on the record date for the determination of stockholders entitled to receive such dividend or distribution, and (B) the denominator of which shall be such Current Market Price per share of Series A Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Series A Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution.

               (iv) Anything in this paragraph (4) notwithstanding, the Corporation shall be entitled to make such adjustment in the Common Equivalent Rate, in addition to those required by this paragraph (4), as the Corporation in its sole discretion may determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. If the Corporation determines that an adjustment to the Common Equivalent Rate should be made pursuant to this paragraph (4)(d)(iv), such adjustment shall be made effective as of such date as the Board of Directors of the Corporation determines. The determination of the Board of Directors of the Corporation as to whether an adjustment to the Common Equivalent Rate should be made pursuant to the foregoing provisions of this paragraph (4)(d)(iv), and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

               (v) As used in this paragraph (4), the "Current Market Price" of a share of Series A Common Stock on any date shall be, except as otherwise specifically provided, the average of the daily Closing Prices (as defined in paragraph (4)(i)(iii)) for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price;

     provided, however, that for purposes of paragraph (4)(c), the Current
     --------  -------
     Market Price shall be the average of the daily Closing Prices for the five consecutive Trading Days ending on and including the date of determination of the Current Market Price unless the Closing Price for the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average, then the Current Market Price per share of Series A Common Stock on such date of determination shall be the next-day closing price; and provided, further, that, with respect to any redemption,
                --------  -------
     conversion or antidilution adjustment, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of the applicable determination period and ending on the applicable redemption or conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

               (vi) In any case in which paragraph (4)(d) shall require that an adjustment as a result of any event become effective as of the close of business on the record date and the date fixed for Mandatory Conversion pursuant to paragraph (4)(a) or (4)(b) occurs after such record date, but before the occurrence of such event the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted shares of the Series B Preferred Stock the additional shares of Series A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Series A Common Stock pursuant to paragraph (4)(f).

               (vii) Before taking any action which would cause an adjustment to the Common Equivalent Rate that would cause the Corporation to issue shares of Series A Common Stock for consideration below the then par value (if any) of the Series A Common Stock upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Series A Common Stock at such adjusted Common Equivalent Rate.

          (e)  Notice of Adjustments.  Whenever the Common Equivalent Rate is
               ---------------------
adjusted as herein provided, the Corporation shall:

               (i) forthwith compute the adjusted Common Equivalent Rate in accordance with this paragraph (4) and prepare a certificate signed by the Chief

     Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Common Equivalent Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the Series B Preferred Stock and the Series A Common Stock; and

               (ii) mail a notice stating that the Common Equivalent Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate to the holders of record of the outstanding shares of the Series B Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

          (f)  No Fractional Shares.  No fractional shares or scrip representing
               --------------------
fractional shares of Series A Common Stock shall be issued upon the redemption or conversion of any shares of Series B Preferred Stock. Instead of any fractional interest in a share of Series A Common Stock which would otherwise be deliverable upon the conversion or redemption of a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Series A Common Stock determined as of the second Trading Date immediately preceding (i) the Mandatory Conversion Date, in the case of a Mandatory Conversion pursuant to paragraph (4)(a), or (ii) the relevant Notice Date, in any other case. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Series A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

          (g)  Retirement.  Shares of Series B Preferred Stock that have been
               ----------
issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall be retired, shall not be reissued as part of the Series B Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

          (h)  Definitions.  As used in this paragraph (4):
               -----------

               (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

               (ii) the term "Call Price" shall mean the per share price (payable in shares of Series A Common Stock) at which the Corporation may redeem shares of Series B Preferred Stock, which shall be initially equal to $31.92885, declining by $0.003127 on each day following March 23, 1995 (computed on the basis of a 360-day year of twelve 30-day months) to $28.717421 on January 30, 1998 and equal to $28.52685 thereafter, if not sooner redeemed;

               (iii) the term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached), in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Series A Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Series A Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Series A Common Stock has been traded during the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price), or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of the Series A Common Stock in the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotation System, or a similarly generally accepted reporting service, or if not so available, as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate;

               (iv) the term "Fundamental Transaction" shall mean a merger or consolidation of the Corporation, a share exchange, division or conversion of the Corporation's capital stock or an amendment of the Corporation's Restated Certificate of Incorporation that results in the conversion or exchange of Common Stock into, or the right of the holders thereof to receive, in lieu of or in addition to their shares of Common Stock, other securities or other property (whether of the Corporation or any other entity);

               (v) the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption or conversion of any of the Series B Preferred Stock shall be the commencement of the mailing of such notice to the holders of the Series B Preferred Stock in accordance with paragraph (4)(i);

               (vi) the term "Settlement Date" shall mean the business day immediately prior to the effective date of the Fundamental Transaction; and

               (vii) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

          (i)  Notice of Redemption or Conversion.  The Corporation will provide
               ----------------------------------
notice of any redemption or conversion (including any potential conversion upon the effectiveness of a Fundamental Transaction but excluding any conversion pursuant to paragraph (4)(a)) of shares of Series B Preferred Stock to holders of record of the Series B Preferred Stock to be called or converted not less than 30 nor more than 60 days prior to the date fixed for such redemption or conversion, as the case may be; provided, however, that if the timing of the
                                --------  -------
effectiveness of a Fundamental Transaction makes it impracticable to provide at least 30 days' notice, the Corporation shall provide such notice as soon as practicable prior to such occurrence or effectiveness. Such notice shall be provided by mailing notice of such redemption or conversion, first class postage prepaid, to each holder of record of the Series B Preferred Stock, at such holder's address as it appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein
- --------  -------
shall affect the validity of the proceeding for the redemption or conversion of any shares of Series B Preferred Stock to be redeemed or converted except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state, as appropriate and to the extent determinable, the following:

               (A)    the redemption, conversion or exchange date;

               (B) that all outstanding shares of Series B Preferred Stock are to be redeemed or converted or, in the case of a call for redemption pursuant to paragraph (4)(c) of fewer than all outstanding shares of Series B Preferred Stock, the number of such shares held by such holder to be redeemed;

               (C)    in the case of a call for redemption pursuant to paragraph
     (4)(c), the Call Price, the number of shares of Series A Common Stock deliverable upon redemption of each share of Series B Preferred Stock to be redeemed and the Current Market Price used to calculate such number of shares of Series A Common Stock subject to any subsequent adjustments pursuant to paragraph (4)(d);

               (D) whether the Corporation is exercising any option to deliver shares of Series A Common Stock in lieu of cash (in the case of a Mandatory Conversion pursuant to paragraph (4)(b)), the Current Market Price to be used to calculate the number of such shares of Series A Common Stock and, if the Corporation is exercising such option in respect of less than all the cash that is deliverable by the Corporation upon such conversion, the portion of such cash in lieu of which Series A Common Stock will be delivered;

               (E) the place or places where certificates for such shares are to be surrendered for redemption or conversion; and

               (F) that dividends on the shares of Series B Preferred Stock to be redeemed or converted will cease to accrue on such redemption or conversion date or, in the case of a Mandatory Conversion pursuant to paragraph (4)(b), on the related Settlement Date, unless the Corporation shall default in delivering the shares of Series A Common Stock and cash, if any, payable by the Corporation pursuant to this paragraph (4), at the time and place specified in such notice.

          (j)  Deposit of Shares and Funds.  The Corporation's obligation to
               ---------------------------
deliver shares of Series A Common Stock and provide funds in accordance with this paragraph (4) shall be deemed fulfilled if, on or before a redemption or conversion date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, such number of shares of Series A Common Stock as are required to be delivered by the Corporation pursuant to this paragraph (4) upon the occurrence of the related redemption or conversion (including any payment of fractional share amounts pursuant to paragraph (4)(f)), together with funds (or, in the case of a Mandatory Conversion pursuant to paragraph (4)(b), shares of Series A Common Stock and/or funds) sufficient to pay all accrued and unpaid dividends on the shares to be redeemed or converted as required by this paragraph (4), in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption or conversion of the shares of Series B Preferred Stock so called for redemption or converted. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Series A Common Stock or funds so deposited and unclaimed at the end of two years from such redemption or conversion date shall be repaid and released to the Corporation after which the holder or holders of such shares of Series B Preferred Stock so called for redemption or converted shall look only to the Corporation for delivery of such shares of Series A Common Stock or funds, subject to escheat and similar abandoned property laws.

          (k)  Surrender of Certificates; Status.  Each holder of shares of
               ---------------------------------
Series B Preferred Stock to be redeemed or converted shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption or conversion and shall thereupon be entitled to receive certificates evidencing shares of Series A Common Stock and to receive any funds payable pursuant to this paragraph (4) following such surrender and following the date of such redemption or conversion. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption or conversion shall have been given, and if on the date fixed for redemption or conversion shares of Series A Common Stock and funds necessary for the redemption or conversion shall have been either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor) or deposited with a bank or trust company or affiliate thereof as provided in paragraph
(4)(j), then, notwithstanding that the certificates evidencing any shares of Series B Preferred Stock so called for redemption or subject to conversion shall not have been surrendered, the shares represented thereby so called for redemption or subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption or subject to conversion shall cease to accrue after the date fixed for redemption or conversion or, in the case of a Mandatory Conversion pursuant to paragraph
(4)(b), on the related Settlement Date, and all rights with respect to the shares so called for redemption or subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Series A Common Stock and funds, if any, payable pursuant to this paragraph (4) without interest upon surrender of their certificates therefor.

          (l)  Dividend Payments.  The holders of shares of Series B Preferred
               -----------------
Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the call or conversion thereof (except that holders of shares called for redemption or to be converted on a date occurring between such record date and the Dividend Payment Date or on such Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date but instead will receive accrued and unpaid dividends to such date or the related Settlement Date, as the case may be).

          (m)  Payment of Taxes.  The Corporation will pay any and all
               ----------------
documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Series A Common Stock on the redemption or conversion of shares of Series B Preferred Stock pursuant to this paragraph (4); provided, however, that the Corporation shall not be required to pay any tax
- --------  -------
which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Series A Common Stock in a name other than that of the registered holder of Series B Preferred Stock redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (n)  Reservation of Shares for Mandatory Conversion.  The Corporation
               ----------------------------------------------
shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Series A Common Stock and its issued Series A Common Stock held in its treasury, for the purpose of effecting a Mandatory Conversion pursuant to paragraph (4)(a) or (4)(b), the full number of shares of Series A Common Stock then deliverable upon such Mandatory Conversion.

          5.   Liquidation Preference.
               ----------------------

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment or provision for payment of any Senior Securities, an amount per share of Series B Preferred Stock in cash equal to the sum of (i) $21.131, plus (ii) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. Except as provided in this paragraph (5)(a), holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

          (b) For the purposes of this paragraph (5), neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations nor the consolidation or merger of one or more corporations with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

          6.   Voting Rights.
               -------------

          (a) The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (6) or as otherwise provided by law.

          (b) Except as otherwise provided in the Restated Certificate of Incorporation or by law, the holders of shares of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together with the holders of the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote together with the Common Stock) as one class. Each share of the Series B Preferred Stock shall be entitled to a number of votes equal to the Common Equivalent Rate; it being understood that whenever the Common Equivalent Rate is adjusted as provided in paragraph (4)(d) hereof, the voting rights of the holders of shares of Series B Preferred Stock shall also be similarly adjusted.

          (c) (i) If at any time or times dividends payable on the Series B Preferred Stock shall be in arrears and unpaid for six quarterly periods, then the number of directors constituting the Board of Directors, without further action, shall be increased by two (in addition to the then-authorized number of directors and any directors that may be elected by any other series of the Preferred Stock) and the holders of shares of Series B Preferred Stock shall have the right, voting as a separate class, to elect the directors of the Corporation to fill the two newly created directorships at each meeting of stockholders held for the purpose of electing directors.

               (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Series B Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meetings. Such voting right shall continue until such time as all cumulative dividends accumulated on all outstanding shares of Series B Preferred Stock shall have been paid in full or declared and set aside for payment in full, at which time such voting right of such holders shall terminate, subject to revesting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of quarters as described above.

               (iii) At any time when such voting right shall have vested in the holders of shares of Series B Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of 10% of the holders of record of shares of Series B Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of Series B Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Series B Preferred Stock then outstanding may designate in writing a holder of shares of Series B Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph (6)(c)(iii). Any holder of shares of Series B Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the Series B Preferred Stock for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

               (iv) At any meeting held for the purpose of electing directors at which the holders of shares of Series B Preferred Stock shall have the right to elect directors as provided in paragraph (6)(c)(i), the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall be required and be sufficient to constitute a quorum for the election of directors pursuant to paragraph (6)(c)(i). At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of shares of Series B Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of Series B Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Series B Preferred Stock and (B) in the absence of a quorum of the holders of Series B Preferred Stock, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting for the election of directors that the holders of Series B

     Preferred Stock may be entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

               (v) The term of office of all directors elected by the holders of shares of Series B Preferred Stock pursuant to paragraph (6)(c)(i) in office at any time when the aforesaid voting rights are vested in the holders of Series B Preferred Stock shall be until the next meeting of stockholders for the purpose of electing directors and shall terminate upon the election of their successors at such meeting. Upon any termination of the aforesaid voting rights in accordance with paragraph (6)(c)(ii), the term of office of all directors elected by the holders of Series B Preferred Stock pursuant to paragraph (6)(c)(i) then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to paragraph (6)(c)(i) in case of the future right of the holders of shares of Series B Preferred Stock to elect directors as provided herein.

               (vi) In case of any vacancy occurring among the directors elected pursuant to paragraph (6)(c)(i), the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If all directors so elected by the holders of shares of Series B Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of shares of Series B Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

          (d) So long as any shares of the Series B Preferred Stock are outstanding (except when notice of the redemption or conversion of all outstanding shares of Series B Preferred Stock has been given pursuant to paragraph (4)(i) and shares of Series A Common Stock and any necessary funds have been deposited in trust for such redemption or conversion pursuant to paragraph (4)(j)), the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding, by resolution adopted at an annual or special meeting called for the purpose, (A) authorize any new class or series of Parity Securities or (B) increase the authorized number of shares of the Preferred Stock.

          (e) So long as any shares of the Series B Preferred Stock are outstanding (except when notice of the redemption or conversion of all outstanding shares of Series B Preferred Stock has been given pursuant to paragraph (4)(i) and shares of Series A Common Stock and any necessary funds have been deposited in trust for such redemption or conversion pursuant to paragraph (4)(j)), the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of the shares of Series B Preferred Stock at the time outstanding, by resolution adopted at an annual or special meeting called for the purpose, (A) authorize any new class or series of Senior Securities or
(B) amend the Restated Certificate of Incorporation or this Certificate of Designation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of holders of Series B Preferred Stock.

          (f) Except as set forth in paragraphs 6(d) and 6(e), (i) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, (ii) the creation of any indebtedness of any kind of the Corporation, or (iii) the increase or decrease in the amount of authorized capital stock of any class, including Preferred Stock, shall not require the consent of the holders of Series B Preferred Stock voting as a separate class and shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting rights of holders of shares of Series B Preferred Stock.

          (g) Except as otherwise required by law, the holders of Series A Preferred Stock and holders of Series B Preferred Stock will not vote together as a single class.

          7.   Increase in Shares.  The number of shares of Series B Preferred
               ------------------
Stock may, to the extent of the Corporation's authorized and unissued Preferred Stock, be increased by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

          8.   Limitations.  Except as may otherwise be required by law, the
               -----------
shares of Series B Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Restated Certificate of Incorporation of the Corporation.

          IN WITNESS WHEREOF, The Times Mirror Company has caused this Certificate of Designation to be signed by James F. Guthrie, its Vice President
                                           ----------------      --------------
and Chief Financial Officer, and attested by O. Jean Williams, this 16th day of
- --------------------------
March, 1995.


                                          THE TIMES MIRROR COMPANY

                                          By: /s/ James F. Guthrie
                                             ----------------------------------
                                             Name:  James F. Guthrie
                                             Title: Vice President and
                                                    Chief Financial Officer

Attested:

By: /s/ O. Jean Williams
   ------------------------------
        O. Jean Williams
        Secretary